Exhibit (d)(h)(5)
EXHIBIT A
     This is Exhibit A to the Portfolio Management Agreement, by and among Pacific Select Fund, Pacific Life Fund Advisors LLC and BlackRock Investment LLC dated September 26, 2006 as amended May 1, 2007.
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: May 1, 2010
The Investment Adviser will pay to the Portfolio Manager a monthly fee based on the combined average daily net assets of the Portfolios at an annual rate equal to:

Rate (%)	Break Point (assets)
0.04%	on first $300 million
0.02%	on excess

Portfolios:	Equity Index Portfolio
Small-Cap Index Portfolio
PD Large-Cap Value Index Portfolio
PD Large-Cap Growth Index Portfolio
PD Small-Cap Value Index Portfolio
PD Small-Cap Growth Index Portfolio
Small-Cap Equity Portfolio
     The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed effective the day and year first written above.
PACIFIC LIFE FUND ADVISORS LLC

By:		By:

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	Chairman, President and Chief Executive Officer	Title:	VP and Secretary
BLACKROCK INVESTMENT MANAGEMENT, LLC

By:
Name:
Title:
PACIFIC SELECT FUND

By:		By:

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	Chairman and Chief Executive Officer	Title:	VP and Secretary